April 15, 2011

Antaeus Capital, Inc.
Attn: Cesar Moya, CEO
1100 Glendon Ave,
Penthouse Suite 9,
Los Angeles, CA  90024

Dear Mr. Moya:

           This letter agreement (the “Agreement”) confirms the engagement by CNS Response, Inc. a Delaware company (“CNS” or the “Company”), of Antaeus Capital, Inc. (“ANTAEUS”), to act as a non-exclusive placement agent to the Company in connection with a proposed Private Placement (as defined herein) of the Company’s convertible notes and/or other securities or rights to purchase securities of the Company (the “Securities”).  The term “Private Placement” means the proposed offering and sale by private placement of up to $1.5 million of Securities to be made in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”) provided by Regulation D under the Act (“Regulation D”) and the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations pursuant to a private placement memorandum and/or other disclosure materials consisting of transaction documentation (as amended and supplemented, the “Disclosure Materials”).  Investors in the Private Placement will be persons who qualify as “accredited investors” under Regulation D.  The exact price, type and amount of Securities will be determined through negotiations between the Company and ANTAEUS, on the one hand, and the investors, on the other hand.

                      1.  Engagement.   CNS hereby engages ANTAEUS during the Term (as hereinafter defined) as its non-exclusive placement agent with respect to the Private Placement.  In its capacity as placement agent, ANTAEUS will provide the Company with assistance in connection with the Private Placement, which may include working with the Company in identifying potential investors and using ANTAEUS’s reasonable efforts to assist in arranging sales of the Securities to investors.  CNS reserves the right to retain other properly licensed and registered broker-dealers to act as agents on its behalf.  The Company will be responsible for updating, amending and supplementing the Disclosure Materials prior to the closing of the Private Placement as required by applicable laws.    ANTAEUS shall have no authority to bind CNS to any specific terms of a Private Placement or any other obligation and CNS shall have the right to reject any proposed terms for a Private Placement or refuse to consummate the Private Placement without incurring any obligation to ANTAEUS except as provided in this Agreement.   The purchase price payable by investors will be deposited in an escrow account with a bank mutually agreeable to the Company and ANTAEUS.

                      2.  Success Fee.   The Company agrees to pay ANTAEUS as compensation for its services under this engagement, the following fees on all sales of Securities made in the Private Placement upon each closing:

  (a)  A cash fee equal to 10% of the gross proceeds raised from the sale of Securities in the Private Placement to purchasers introduced to CNS by ANTAEUS.

  (b)  5-year warrants (the “Placement Agent Warrants”) to purchase Securities equal to 10% of the gross amount of Securities sold to purchasers introduced to CNS by ANTAEUS at the applicable closing of the Private Placement. The Placement Agent Warrants related to shares of common stock issued in the Private Placement shall have an exercise price equal to 110% of the per share price of the common stock sold in the Private Placement or (110%) of conversion or exercise price if the Private Placement is for convertible notes or other rights to purchase common stock.  To the extent warrant coverage is included with the Securities, the Placement Agent warrants issued to the Placement Agent shall contain the same provisions (including anti-dilution protections and registration rights) afforded to the investors in the Private Placement.  ANTAEUS may designate any of its employees, officers or agents to receive any part of its Placement Agent Warrants.

                      3.  Term.   The term of this Agreement (“Term”) shall commence on the date hereof and shall continue for a ten (10) day period or until the day prior to the planned filing of the CNS registration statement with the SEC, whichever comes sooner. However, either party shall have the right to terminate this Agreement at any time prior to the expiration of the Term, with or without cause, upon two (2) days’ prior written notice thereof to the other party. Notwithstanding anything to the contrary herein, if, during the term of the Private Placement hereunder, an investor is informed of the Private Placement by the ANTAEUS and if (i) the Private Placement hereunder does not close and such investor purchases from the Company any privately placed securities of the Company within 12 months after the termination of the Private Placement or (ii) the Private Placement hereunder closes and such investor makes an investment in the Private Placement and subsequentlypurchases from the Company within 12 months after the closing of the Private Placement any privately placed securities of the Company, ANTAEUS shall be entitled to Cash Compensation and Warrant Compensation as set forth in Section 2 and 3 of this Agreement with respect to purchases by such investor.  The provisions of this paragraph shall survive the Closing, expiration and any termination of the Private Placement or this Agreement

                      5.  Further Representations and Covenants of CNS.

  (a)  The Company represents and agrees that (i) it has the corporate power and authority to enter into and perform this Agreement and all corporate action necessary for the authorization, execution, delivery and performance of this Agreement has been taken, (ii) this Agreement constitutes a legal, valid and binding obligation of CNS enforceable in accordance with its terms, (iii) the execution and performance of this Agreement by the Company and the offer and sale of the Securities in the Private Placement will not violate any provision of the Company’s charter or bylaws or conflict with any agreement or other instrument to which the Company is a party or by which it is bound and (iv) any necessary approvals, governmental and private, will be obtained by the Company before the closing of the Private Placement.

  (b)  The Company represents and warrants that the Disclosure Materials will not as of the date of the offer or sale of the Securities or the closing date of any such sale, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made not misleading.  The Company will advise ANTAEUS immediately of the occurrence of any event or any other change known to the Company which results in the Disclosure Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading. ANTAEUS agrees to cease providing the Disclosure Materials to prospective purchasers of the Securities promptly upon receiving any notice of an inaccuracy or omission in the Disclosure Materials, until such time as the Company provides it with the supplement or amendment correcting such.

  (c)  The Company acknowledges and agrees that ANTAEUS’s obligations to commence the Private Placement may be subject to execution of a Placement Agency Agreement on customary terms and incorporating the principal terms hereof.  In the absence of such Placement Agency Agreement, the Company agrees that ANTAEUS may rely upon, and will be named as a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any stock purchase agreement or subscription agreement that the Company executes with investors in the Private Placement.  The Company will, at the closing of the Private Placement, furnish ANTAEUS with a favorable opinion of its outside counsel.  Such opinion will be in customary form and will include customary items contained in legal opinions rendered in connection with private financing transactions, including, among other things, opinions on matters relating to organization and good standing, capitalization, corporate power and authority, non-contravention and exemption of the Financing.  In addition, at the closing of the Private Placement, the Company will provide ANTAEUS with such other certification, opinions and documents as ANTAEUS or its counsel are customarily provided in connection with private financing transactions, all in customary form and substance.

  (d)  The Company agrees to provide ANTAEUS with due diligence materials upon request and will provide copies of due diligence materials which may be provided to investors in the Private Placement.

  (e)  The Company has filed the appropriate notices on Form D with the SEC, as well as all filings required to be made with respect to state and foreign securities or blue sky laws and regulations.

                      6.  Indemnification.  CNS agrees to indemnify and hold harmless ANTAEUS in accordance with the agreement set forth on Exhibit A attached hereto, the terms of which are specifically incorporated herein by reference.

                      7.    Miscellaneous.

                      (a)  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of California, without giving effect to principles of conflict of laws.

                      (b)  Notices.  Whenever notice is required to be given pursuant to this Agreement, such notice shall be in writing and shall either be mailed by certified first class mail, postage prepaid, delivered personally, delivered by fax (with answerback confirmed), or sent by recognized overnight courier, addressed to the parties at the respective addresses set forth above.  Notice shall be deemed given, if sent by mail, on the third day after deposit in a United States post office receptacle, or if delivered personally, by fax or by courier, upon receipt.   Any party may change such address by like notice.

  (c)  Entire Agreement; Binding Effect.  This Agreement constitutes the entire agreement between CNS and ANTAEUS with respect to the subject matter hereof and supersedes and cancels any other agreements, oral or written, with respect thereto.   This Agreement may not be assigned by either party without the prior written consent of the other party.  This Agreement shall be binding on the parties and their respective successors and permitted assigns.

  (d)  No Commitment.  The execution of this Agreement does not constitute a commitment by ANTAEUS or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of the Company or the success of ANTAEUS with respect to securing any financing on behalf of the Company.  No promises or representations have been made except as expressly set forth in this Agreement and the parties have not relied on any promises or representations except as expressly set forth in this Agreement.

  (e)  Confidentiality.  All material non-public information identified as such and that has been or is given to ANTAEUS concerning the Company will be used by ANTAEUS solely in the course of the performance of its services hereunder and will be treated as strictly confidential by ANTAEUS except (a) for disclosure of such information to its officers, employees and retained professionals as necessary in order to perform its services hereunder, (b) as such information becomes publicly available through no fault of ANTAEUS in violation of the terms hereof or (c) as otherwise required by law or judicial or regulatory process (provided that ANTAEUS will give the Company prior written notice of any such required disclosure).  Except for any Private Placement documents (including all schedules and exhibits thereto), any document the Company authorizes ANTAEUS to deliver to potential investors, and any other information the Company deems necessary for ANTAEUS’s use in introducing the Company to potential investors, ANTAEUS shall not distribute or use non-public information without the Company’s written consent or such third party’s agreement to maintain the confidentiality of the non-public information.  ANTAEUS’s confidentiality and non-use obligations under this Agreement shall survive the termination of this Agreement for a period of two (2) years.

  (f)  Other Services.  In the event that other services are required and/or transactions which are the result of ANTAEUS’s efforts that are not as contemplated herein, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

  (g)  Severability.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. No material provision of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the party to be charged with such waiver or consent.

  (h)  Independent Contractor.  In carrying out its responsibilities under this letter, the parties agree that ANTAEUS shall be an independent contractor with complete supervision and control over its own activities, and shall have no right or authority to assume or create any obligation on behalf of the Company and ANTAEUS’s engagement by the Company shall not create any partnership, joint venture or similar business relationship between the Company and ANTAEUS.  ANTAEUS shall have no restrictions on its ability to provide services to companies other than the Company, except as stated herein.  ANTAEUS shall be under no obligation hereunder to make an independent appraisal of assets or investigation or inquiry as to any information regarding, or any representations of, the Company and shall have no liability hereunder in regard thereto.

  (i)  Advice Given; Public Announcements.  The Company agrees that all advice given by ANTAEUS in connection with its engagement hereunder is for the benefit and use of the Company in considering the Private Placement to which such advice relates, and the Company agrees that no such advice shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to ANTAEUS be made by or on behalf of the Company, in each case without ANTAEUS’s prior written consent, which consent shall not be unreasonably withheld.

  (j)  Counterparts.  This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

  (k)  Investor Contact.  Before ANTAEUS contacts potential investors, the Company must first determine that the potential investor has not been contacted by any other party to which the Company has an agreement similar to this Agreement.

                      Please confirm your agreement to the foregoing below whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

CNS Response, Inc.

By:	/s/ George Carpenter
Name: George Carpenter
Title: Chief Executive Officer

Confirmed and agreed to
as of the date set forth above:

Antaeus Capital, Inc.

By:	/s/ Cesar Moya
Name: Cesar Moya
Title: CEO

EXHIBIT A

April 15, 2011

Antaeus Capital, Inc.
1100 Glendon Ave,
Penthouse Suite 9,
Los Angeles, CA  90024

Gentlemen:

In connection with our engagement of ANTAEUS Capital. ("ANTAEUS") as our non-exclusive placement agent, we hereby agree to indemnify and hold harmless ANTAEUS and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents (including sub-agents) and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings, damages, liabilities and expenses (including the reasonable fees and expenses of counsel) incurred by any of them (collectively a "Claim"), which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Exhibit A forms a part and the performance by ANTAEUS of the services contemplated thereby,  and will promptly reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party.  We will not, however, be responsible to any Indemnified Person for any Claim which is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of any Indemnified Person.

We also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us related to, arising out of, or in connection with, any Matters, the engagement of ANTAEUS pursuant to, or the performance by ANTAEUS of the services contemplated by, our engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted primarily from ANTAEUS’s gross negligence or willful misconduct.

We further agree that we will not, without the prior written consent of ANTAEUS, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

                      Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to so notify us shall not relieve us from any obligation we may have hereunder, unless and only to the extent such failure results in the actual material harm to us or materially prejudices our ability to defend such Claim on behalf of such Indemnified Person.  If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably concludes (based upon advice of counsel to the Indemnified Person) and provides written correspondence to us, that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel; provided, however, that in no event shall we be required to pay fees, disbursements and other charges of separate counsel for more than one firm of attorneys representing all Indemnified Persons unless the defense of one Indemnified Person is unique or separate from that of another Indemnified Person subject to the same claim or action and such Indemnified Person provides written notice to us of such circumstance (based upon advice of the counsel to the Indemnified Person).  Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.  In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel at its own expense.

           We agree that if any indemnity sought by an Indemnified Person hereunder is unavailable for any reason then (whether or not ANTAEUS is the Indemnified Person), we and ANTAEUS shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and ANTAEUS on the other, in connection with ANTAEUS's engagement referred to above, subject to the limitation that in no event shall the amount of ANTAEUS's contribution to such Claim exceed the amount of fees actually received by ANTAEUS from us pursuant to ANTAEUS's engagement.  We hereby agree that the relative benefits to us, on the one hand, and ANTAEUS on the other, with respect to ANTAEUS's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us pursuant to the Private Placement for which ANTAEUS is engaged to render services bears to (b) the fee paid or proposed to be paid to ANTAEUS in connection with such engagement.

           Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

           The provisions of this Agreement shall remain in full force and effect following the completion or termination of ANTAEUS's engagement.

Very truly yours,

CNS Response, Inc.

By:	/s/ George Carpenter
Name: George Carpenter
Title: CEO

ANTAEUS Capital

By:	/s/ Cesar Moya
Name: Cesar Moya
Title: CEO